Exhibit 99.1

LIXIANG EDUCATION HOLDING CO., LTD.

CODE OF BUSINESS CONDUCT AND ETHICS

1.	INTRODUCTION

1.1	About the Code of Business Conduct and Ethics

This Code of Business Conduct and Ethics (the “Code”) is designed to develop the values, principles and standards that guide the actions of Lixiang Education Holding Co., Ltd. including its direct and indirect subsidiaries that currently exist or that may be created in the future (collectively, the “Company”) and what is expected of its employees, officers and directors. The Code has been approved by the Company’s board of directors (the “Board”). The Code helps the Company conduct its business in accordance with all applicable laws and regulations and in accordance with the highest standards of business conduct that govern its operations. The Code contains values, principles and standards that guide the conduct of the Company and its employees, officers and directors among themselves, in front of customers and in the community in general, which do not exclude the obligations assumed under local and international laws and regulations binding the Company and its employees, officers and directors in each of the countries where it has a presence, and where its employees, officers and directors provide their services.

The Company expects all employees, officers and directors to act in accordance with the highest levels of professional integrity in all aspects, and to comply with all applicable laws, policies or procedures adopted by the Company. The Company will not tolerate any behavior that violates or jeopardizes the Code, or any other external or internal policies or rules.

The Code is a statement of policies for individual and business conduct and does not, in any way, constitute an employment contract or an assurance of continued employment.

Nothing in this Code is meant to limit or restrict the terms of (i) any employment letter or confidentiality agreement an employee may have previously signed, (ii) any policy or directives adopted by the Company or advised by the Company’s general counsel (the “General Counsel”) from time to time or (iii) any employee handbook.

1.2	Meeting Our Shared Obligations

All employees, officers and directors are responsible for knowing and understanding the policies and guidelines contained in the following pages. Any questions should be raised with the General Counsel and the Company’s compliance officer. The legal department of the Company (the “Legal Department”), which is responsible for overseeing and monitoring compliance with the Code, and the other resources set forth in this Code, is available to answer any questions and provide guidance and can be reached at No. 818 Hua Yuan Street, Liandu District, Lishui City, Zhejiang Province, People’s Republic of China. The same address may also be used to report suspected misconduct. Reports can be made online at the Company’s website. The conduct of our employees, officers and directors should reflect the Company’s values, demonstrate ethical leadership, and promote a work environment that upholds the Company’s reputation for integrity, ethical conduct and trust.

2.	RESPONSIBILITY TO OUR ORGANIZATION

The employees, officers and directors of the Company are expected to dedicate their best efforts to advancing the Company’s interests and to make decisions that affect the Company based on the Company’s best interests, independent of outside influences.

2.1	Conflicts of Interest

A conflict of interest occurs when an employee, officer or director of the Company has a private interest which is adverse to, or may appear to be adverse to, the Company’s interests. The Company expects all employees, officers and directors to exercise good judgment and the highest ethical standards in their activities on behalf of the Company as well as in their private activities outside the Company. Particular care should be taken to ensure that no detriment to the interests of the Company (or appearance of such detriment) may result from a conflict between those interests and any personal or business interests which an individual employee, officer or director may have. In particular, every employee, officer and director has an obligation to avoid, or, if avoidance is not feasible, disclose in accordance with this Code, any activity, agreement, business investment or interest or other situation that might in fact or in appearance cause the individual to place his or her own interests, or those of another, above his or her obligation to the Company. Care should be taken about the appearance of a conflict since such appearance might impair confidence in, or the reputation of, the Company even if there is no actual conflict and no wrongdoing.

Special rules apply to executive officers and directors who engage in conduct that creates an actual, apparent or potential conflict of interest. Before engaging in any such conduct, executive officers and directors must make full disclosure of all facts and circumstances to the General Counsel, who shall inform and seek the prior approval of the audit committee of the Board (the “Audit Committee”).

While it is not possible to describe or anticipate all the circumstances and situations that might involve a conflict of interest, a conflict of interest can arise whenever an employee, officer or director takes action or has interests that may make it difficult to perform his or her work objectively or effectively or when they (or a member of their family) receive improper personal benefits as a result of their position in the Company. Conflicts may arise where an employee, officer or director, or member of his or her family:

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Has a financial interest in the Company’s competitors, customers, suppliers or others dealing with the Company (excluding interests that are less than 1% of the outstanding securities of a publicly traded corporation);

•	Is indebted to a competitor or supplier of goods or services to the Company, other than banks or other financial institutions for typical consumer debt generally available to non-Company employees;

•	Has a consulting, managerial or employment relationship in any capacity with, or is a board member of, a competitor, customer, supplier or others dealing with the Company; or

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Acquires, directly or indirectly, real property, leaseholds, patents or other property or rights in which the Company has, or the employee, officer or director knows or has reason to believe at the time of acquisition that the Company is likely to have, an interest.

Focus of Employees and Officers The Company’s employees and officers are expected to devote their full time and attention to the Company’s business during regular working hours and for whatever additional time may be required. Outside business activities can easily create conflicts of interest or diminish productivity and effectiveness. For these reasons, employees and officers should avoid outside business activities that divert their time and talents from the Company’s business. Though the Company encourages professional activities and community involvement, special care must be taken not to compromise duties owed to the Company. Employees and officers are expected to disclose the nature of any non-Company activity for which compensation is received. Employees and officers must obtain approval from the Board before agreeing to serve on the board of directors or similar body of a for-profit enterprise or government agency. Serving on boards of not-for-profit or community organizations does not require prior approval. However, if service with a not-for-profit or community organization creates a situation that poses a conflict of interest with the Company (for example, the organization solicits charitable contributions from the Company or purchases significant services from the Company), the General Counsel should be contacted for approval to continue such service.

Investments in Other Companies Employees, officers and directors of the Company should not acquire a significant equity ownership position in any significant customer, supplier or competitor of the Company or in any company with which the Company is engaged in, or proposes to engage in, or, to the knowledge of the employee, officer or director, is considering entering into, a significant business transaction. The significance of an equity ownership position will be determined with reference to the size of the position with respect to the other company’s outstanding equity and with respect to the size of the employee’s, officer’s or director’s personal net worth. An equity ownership position that exceeds 1% of the outstanding equity securities of another company will be deemed to be significant (regardless of its size with respect to the size of the employee’s, officer’s or director’s personal net worth), unless the Audit Committee determines otherwise based on a review of the specific facts and circumstances relating to the investment. An employee, officer or director who holds a significant equity ownership position in another company that, subsequent to the acquisition of the ownership position, becomes a significant customer, supplier or competitor of the Company, or with which the Company is considering or proposes to enter into a significant business transaction, shall promptly disclose his or her ownership in the other company to the Audit Committee and shall recuse himself or herself with respect to final Board deliberations and votes of directors regarding the Company’s relationship with the other company, unless the constitutional documents provide otherwise. In addition, upon the request of the Audit Committee or a majority of disinterested directors, a director shall also recuse himself or herself from any negotiations or preliminary Board discussions regarding the Company’s relationship with the other company, unless the constitutional documents provide otherwise. Employees, officers and directors should contact the General Counsel if they have a question as to whether a company in which they have invested or wish to invest is a significant customer, supplier or competitor of the Company, or is a company with which the Company is considering or proposes to enter into a significant business transaction. No employee, officer or director of the Company may participate in an initial public offering or otherwise accept special investment opportunities from a supplier, vendor (including banks or financial advisers), or customer with whom the Company is doing business or that is seeking to sell products or services to the Company without first disclosing the opportunity to the Audit Committee.

There are several factors to consider in assessing a situation involving a potential conflict of interest. Among them: the relationship between the Company and the other company; the nature of the employee, officer or director’s responsibilities as a representative of the Company and those of the other person; and the access each employee, officer and director has to the Company’s confidential information. The very appearance of a conflict of interest can create problems, regardless of the propriety of the employee, officer or director’s behavior. To remove any such doubts or suspicions, the employee, officer or director must disclose their specific situation to the General Counsel to assess the nature and extent of any concern and how it can be resolved. In some instances, any risk to the Company’s interests is sufficiently remote that the General Counsel may only remind the employee, officer or director to guard against inadvertently disclosing Company confidential information and not to be involved in decisions on behalf of the Company that involve the other company.

2.2	Company Opportunities

Employees, officers and directors owe a duty to advance the legitimate interests of the Company when they arise. No employee, officer or director of the Company shall for personal or any other person’s or entity’s gain deprive the Company of any business opportunity for benefit which could be construed as related to any existing or reasonably anticipated future activity of the Company. Employees, officers and directors who learn of any such opportunity through their association with the Company may not disclose it to a third party or invest in the opportunity without first offering it to the Company. Nor should any employee, officer or director use Company property, information or position for personal gain.

2.3	Entertainment, Gifts and Gratuities

The following should be read in conjunction with the Company’s “Anti-Corruption Policy and Procedures,” as adopted by the Board and as amended from time to time (the “Anti-Corruption Policy”). Employees, officers and directors are required to abide by all of the terms of the Anti-Corruption Policy.

Receipt of Gifts and Entertainment When an employee, officer or director is involved in making business decisions on behalf of the Company, their decisions must be based on uncompromised, objective judgment. Employees, officer and directors interacting with any person who has business dealings with the Company (including suppliers, customers, competitors, contractors and consultants) must conduct such activities in the best interest of the Company, using consistent and unbiased standards. Employees, officers and directors must never accept gifts or other benefits if their business judgment or decisions could be affected.

Employees, officers and directors must never ask for gifts, entertainment or any other business courtesies from people doing business with the Company. Unsolicited gifts and business courtesies, including meals and entertainment, are permissible if they are customary and commonly accepted business courtesies; not excessive in value; and given and accepted without an express or implied understanding that the employee, officer or director is in any way obligated by their acceptance of the gift or that the gift is a reward or inducement for any particular business decision already made or forthcoming. Gifts that are or seem extravagant in value or unusual in nature should not be accepted without the prior written approval of the Legal Department. Gifts of cash or cash equivalents (including securities, below-market loans, etc.) in any amount are prohibited and must be returned promptly to the donor.

Offering Gifts and Entertainment Employees, officers and directors providing a gift, entertainment or other accommodation in connection with Company business, must do so in a manner that is in good taste and without excessive expense. Gifts may not be furnished or offered to be furnished that are of more than token value or that go beyond the common courtesies associated with accepted business practices or that are an inducement or reward for entering into a business transaction. Employees, officers and directors should follow the Anti-Corruption Policy in determining when it is appropriate to give gifts and when prior written approval from the Legal Department is required.

The Company’s suppliers, customers and consultants likely have gift and entertainment policies of their own. Employees, officers and directors must be careful never to provide a gift or entertainment that violates the other company’s gift and entertainment policy.

What is acceptable in the commercial business environment may be entirely unacceptable in dealings with the government, including representatives of foreign governments and government-owned companies in foreign countries. There are strict laws that govern providing gifts, including meals, entertainment, transportation and lodging, to government officials and employees. Employees, officers and directors are prohibited from providing gifts or anything of value to government officials or employees or members of their families, including representatives of foreign governments and government-owned companies in foreign countries, in connection with Company business without prior written approval from the Legal Department in accordance with the Anti-Corruption Policy.

Giving or receiving any payment or gift in the nature of a bribe or kickback is absolutely prohibited.

2.4	Protection and Proper Use of Company Assets

Employees, officers and directors have the responsibility of protecting the Company’s assets and preventing their misuse and misappropriation. The assets of the Company include tangible assets, such as products, equipment and facilities, as well as intangible assets, such as corporate opportunities, intellectual property, trade secrets and business information (including any nonpublic information learned as an employee, officer or director of the Company).

Theft/Misuse of Company Assets The Company’s assets may only be used for business purposes and such other purposes as are approved by the Company. No employee, officer or director may take, make use of, or knowingly misappropriate the assets of the Company, for personal use, for use by another, or for an improper or illegal purpose. No employee, officer or director is permitted to remove, dispose of, or destroy anything of value belonging to the Company without the Company’s consent, including both physical items and electronic information.

Confidential Information/Privacy No employee, officer or director of the Company who is entrusted with information of a confidential or proprietary nature (about the Company, its suppliers, customers or other constituents) shall disclose that information outside the Company, either during or after service with the Company, except with written authorization of the Company or as may be otherwise required by law. Employees, officers and directors may not use confidential information for their own personal benefit or the benefit of persons or entities outside the Company.

Confidential information includes all non-public information learned as an employee, officer or director of the Company. It includes, but is not limited to:

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Non-public information that might be (i) of use to competitors, suppliers, vendors, joint venture partners or others, (ii) of interest to the press, or (iii) harmful to the Company or its customers, if disclosed;

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Non-public information about the Company’s financial condition, prospects or plans, its marketing and sales programs and research and development information, as well as information relating to mergers and acquisitions, stock splits and divestitures;

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Non-public information concerning possible transactions with other companies or information about the Company’s customers, suppliers or joint venture partners, which the Company is under an obligation to maintain as confidential;

•	Non-public information about discussions and deliberations, relating to business issues and decisions, between and among employees, officers and directors. See section relating to Insider Trading; and

•	Non-public information about fellow employees or any other individuals about whom the Company may hold information from time to time.

2.5	Network Use, Integrity & Security

The Company reserves the right to monitor or review any and all data and information contained on any employee’s or officer’s computer or other electronic device issued by the Company. In addition, the Company reserves the right to monitor or review an employee’s or officer’s use of the Internet, Company Intranet and Company e-mail or any other electronic communications without prior notice.

Access to Company systems will be revoked and disciplinary action may be taken in the event that such systems are used to commit illegal acts, or to violate the nondiscrimination, harassment, pornography, solicitation or proprietary information terms of this Code, or any other terms of this Code.

In order to maintain systems integrity and protect the Company network, no employee or officer should divulge any passwords used to access any Company computer or database. Any suspected breach of the Company’s network security systems should be reported to a responsible supervisor or appropriate internal authority immediately.

All employees and officers should refrain from using or distributing software that may damage or disrupt the Company’s work environment by transmitting a virus or conflicting with Company systems. No employee or officer should engage in the unauthorized use, copying, distribution or alteration of computer software whether obtained from outside sources or developed internally. All software, including “shareware,” contains terms of use that must be adhered to.

2.6	Company Books and Records

It is the Company’s policy to fully and fairly disclose the financial condition of the Company in compliance with applicable accounting principles, laws, rules and regulations and to make full, fair, accurate timely and understandable disclosure in our periodic reports filed with the Securities and Exchange Commission and in other communications to securities analysts, rating agencies and investors. Honest and accurate recording and reporting of information is critical to our ability to make responsible business decisions. The Company’s accounting records are relied upon to produce reports for the Company’s management, rating agencies, investors, creditors, governmental agencies and others. Our financial statements and the books and records on which they are based must accurately reflect all corporate transactions and conform to all legal and accounting requirements and our system of internal controls.

All employees, officers and directors and, in particular, the chief executive officer of the Company (the “Chief Executive Officer”) and the chief financial officer (or an equivalent position) of the Company, have a responsibility to ensure that the Company’s accounting records do not contain any false or intentionally misleading entries. We do not tolerate intentional misclassification of transactions as to accounts, departments or accounting periods and, in particular:

•	All accounting records, as well as reports produced from those records, are to be kept and presented in accordance with the laws of each applicable jurisdiction;

•	All records are to fairly and accurately reflect the transactions or occurrences to which they relate;

•	All records are to fairly and accurately reflect in reasonable detail the Company’s assets, liabilities, revenues and expenses;

•	No accounting records are to contain any intentionally false or misleading entries;

•	No transactions are to be misclassified as to accounts, departments or accounting periods;

•	All transactions are to be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period;

•	All accounting records are to comply with generally accepted accounting principles; and

•	The Company’s system of internal accounting controls, including compensation controls, is required to be followed at all times.

Any effort to mislead or coerce the independent auditors or a member of internal audit staff concerning issues related to audit, accounting or financial disclosure has serious legal consequences for the perpetrator, including criminal sanctions, and for the Company, and is strictly prohibited. If an employee, officer or directors become aware of any violation of this policy, they must report the matter immediately to the Audit Committee as follows:

Audit Committee, Lixiang Education Holding Co., Ltd.

No. 818 Hua Yuan Street

Liandu District, Lishui City

Zhejiang Province, People’s Republic of China

Consistent with the reporting and recordkeeping commitments discussed above and elsewhere in the Code, all employees, officers and directors should accurately and truthfully complete all records used to determine compensation or expense reimbursement. This includes, among other items, reporting of hours worked (including overtime), reimbursable expenses (including travel and meals), and sales activity.

Compliance with the Company’s records retention procedures is mandatory. Destroying or altering a document with the intent to impair the document’s integrity or availability for use in any potential official proceeding is a crime. Destruction of corporate records may only take place in compliance with the records retention policy. Documents relevant to any pending, threatened or anticipated litigation, investigation or audit shall not be destroyed for any reason. Any belief that Company records are being improperly altered or destroyed should be reported to a responsible supervisor, the Chief Executive Officer or the chairperson of the Audit Committee.

2.7	Compliance with Laws, Rules and Regulations

The Company requires its employees, officers and directors to comply with all applicable laws, rules and regulations in countries where the Company does business. Violation of domestic or foreign laws and regulations may subject an individual, as well as the Company, to civil and/or criminal penalties.

Legal compliance is not always intuitive. To comply with the law, employees, officers and directors must learn enough about the national, state and local laws that affect the Company to spot potential issues and to obtain proper guidance on the right way to proceed. This means, for example, that employees and officers whose day-to-day work is directly affected by particular laws have a responsibility to understand them well enough to recognize potential problem areas and to know when and where to seek advice. When there is any doubt as to the lawfulness of any proposed activity, advice should be sought from the General Counsel, who may retain outside legal counsel to investigate the proposed activity.

Specific laws and regulations apply to participation in international business. Employees and officers involved in foreign business transactions must be fully familiar with, and strictly adhere to, all applicable foreign and domestic laws and regulations. Employees and officers involved in international business matters must, at a minimum, be familiar with and comply with all applicable laws controlling exports or regulating with whom the Company and its employees may do business. These laws include export control and licensing laws, economic sanctions, anti-boycott laws and various laws regulating the transnational movement of technology, goods and services. Questions regarding whether particular international transactions are permissible and compliance with applicable laws and this policy must be directed to the General Counsel.

2.8	Insider Trading

The following is intended to provide a summary of certain provisions of the Company’s “Insider Trading Policy,” as adopted by the Board and as amended from time to time (the “Trading Policy”), and should be read in conjunction with the Trading Policy. Employees, officers and directors are required to abide by all of the terms of the Trading Policy. Nothing in this summary is intended to amend, modify or limit the terms of the Trading Policy.

Employees, officers and directors are prohibited by Company policy and the law from buying or selling securities of the Company at a time when in possession of “material nonpublic information.” (There is, however, an exception for trades made pursuant to a pre-existing trading plan, discussed below.) This conduct is known as “insider trading.” Passing such information on to someone who may buy or sell securities, known as “tipping,” is also illegal. The prohibition applies to Company securities and to securities of other companies if employees, officers and directors learn material nonpublic information about other companies, such as the Company’s customers, in the course of the employees’, officers’ and directors’ duties for the Company.

Information is “material” if (a) there is a substantial likelihood that a reasonable investor would find the information “important” in determining whether to trade in a security; or (b) the information, if made public, likely would affect the market price of a company’s securities. Examples of types of material information include unannounced dividends, earnings, financial results, new or lost contracts or products, sales results, important personnel changes, business plans, possible mergers, acquisitions, divestitures or joint ventures, important litigation developments, and important regulatory, judicial or legislative actions. Information may be material even if it relates to future, speculative or contingent events and even if it is significant only when considered in combination with publicly available information.

Information is considered to be nonpublic unless it has been adequately disclosed to the public, which means that the information must be publicly disclosed, and adequate time must have passed for the securities markets to digest the information. Examples of adequate disclosure include public filings with securities regulatory authorities and the issuance of press releases, and may also include meetings with members of the press and the public. A delay of one or two business days is generally considered a sufficient period for routine information to be absorbed by the market. Nevertheless, a longer period of delay might be considered appropriate in more complex disclosures. The appropriate amount of time is something that must be discussed, before trading, with the General Counsel.

The Trading Policy establishes restrictions on the trading of the Company’s securities by directors, officers and certain “Restricted Employees” (as defined in the Trading Policy). Such persons are not permitted to trade the Company’s securities during “blackout periods.” In addition, directors and offers must have their trades cleared by the General Counsel prior to completing the trade.

Employees, officers and directors are not permitted to disclose material nonpublic information to anyone, including co-workers, unless the person receiving the information has a legitimate need to know the information for purposes of carrying out the Company’s business. Employees, officers and directors that leave the Company must maintain the confidentiality of all such information until it has been adequately disclosed to the public by the Company. If there is any question as to whether information regarding the Company or another company with which the Company has dealings is material or has been adequately disclosed to the public, employees, officers and directors should contact the General Counsel.

Notwithstanding the prohibition against insider trading, the law and Company policy permit employees, directors and officers to trade in Company securities regardless of their awareness of material nonpublic information if the transaction is made pursuant to a pre-arranged trading plan that was established in compliance with applicable law and was entered into when the person was not in possession of material nonpublic information. A person who wishes to enter into a trading plan must submit the plan to the General Counsel for approval prior to the adoption, modification or termination of the trading plan.

2.9	Documentation

Employees, officers and directors who are authorized to make expenditures or enter into transactions on behalf of the Company must ensure that the applicable records comply with the Company’s accounting and purchasing policies and that all transactions are recorded properly.

2.10	Responding to Inquiries from the Press and Others

Company employees who are not official Company spokespersons may not speak with the press, securities analysts, other members of the financial community, shareholders or groups or organizations as a Company representative or about Company business unless specifically authorized to do so by Investor Relations. Requests for financial or other information about the Company from the media, the press, the financial community, shareholders or the public should be referred to the Investor Relations Manager or the General Counsel. Requests for information from regulators or the government should be referred to the General Counsel.

3.	FAIR DEALING

All employees, officers and directors should deal fairly with the Company’s customers, competitors, suppliers and employees. Employees, officers and directors must never take unfair advantage of others through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.

3.1	Trade Practice and Antitrust Compliance

The Company’s efforts in the marketplace must be conducted in accordance with all applicable antitrust and competition laws. Moreover, failure to comply with antitrust and other trade regulation laws in every jurisdiction in which the Company does business could result in serious consequences both for the Company and the offending individuals, including significant civil and criminal penalties and damage to the Company’s reputation. Therefore, it is the Company’s policy to compete solely on the basis of its superior and innovative products and services, through the efforts and contributions of its employees, officers and directors, and to avoid improper actions that unreasonably restrain trade. Every Company employee, officer and director is expected to support Company efforts to compete vigorously in the marketplace in compliance with both the letter and the spirit of all applicable federal, state and foreign antitrust laws. Antitrust and trade regulation issues are very complex. Determining what actions unreasonably restrain trade or are otherwise improper will depend on the structure of the market and a number of other factors. Employees, officers and directors should consult the General Counsel for further guidance if they are involved in any conduct that could potentially raise antitrust concerns.

To avoid even the perception of unlawful conduct, employees should avoid: (a) discussing with a competitor: prices, costs, products and services, bidding practices, other non-public business matters, or customers; and (b) restricting the right of a customer to sell or lease a product or service at or above any price. In addition, the following practices should not be engaged in without advanced written approval by the General Counsel: (a) conditioning the sale or lease of a product or service on the sale or lease of another product or service (“tying”); (b) conditioning the purchase, sale or lease of a product or service on a reciprocal agreement with a customer or supplier; (c) entering into an exclusive dealing arrangement with a customer (including a lessee) or supplier; (d) limiting a customer (including a lessee) as to the territories in which, or the customers to whom, a product or service can be resold or leased; and (e) discriminating in the prices or allowances offered to competing customers (including lessees).

4.	RESPONSIBILITY TO OUR PEOPLE

4.1	Respecting One Another

All employees want and deserve a work place where they are respected and appreciated. Everyone who works for the Company must contribute to the creation and maintenance of such an environment, and supervisors and managers have a special responsibility to foster a workplace that supports honesty, integrity, respect and trust.

4.2	Employee Privacy

The Company respects the privacy and dignity of all individuals. The Company collects and maintains personal information that relates to the employment of employees, officers and directors, including medical and benefit information. Special care is taken to limit access to personal information to Company personnel with a need to know such information for a legitimate purpose. Employees who are responsible for maintaining personal information and those who are provided access to such information must not disclose private information in violation of applicable law or in violation of the Company’s policies.

Employees, directors and officers should not search for or retrieve items from another employee’s workspace without prior approval of that employee or management. Similarly, employees, directors and officers should not use communication or information systems to obtain access to information directed to or created by others without the prior approval of management, unless such access is part of their job function and responsibilities at the Company.

Personal items, messages or information that is considered to be private should not be placed or kept in telephone systems, computer or electronic mail systems, office systems, offices, work spaces, desks, credenzas or file cabinets. The Company reserves all rights, to the fullest extent permitted by law, to inspect such systems and areas and to retrieve information or property from them when deemed appropriate in the judgment of management.

4.3	Equal Employment Opportunity and Nondiscrimination

The Company is an equal opportunity employer in hiring and promoting practices, benefits and wages. The Company will not tolerate discrimination against any person on the basis of race, religion, color, gender, age, marital status, pregnancy, national origin, sexual orientation, citizenship, disabled veteran status or disability (where the applicant or employee is qualified to perform the essential functions of the job with or without reasonable accommodation), or any other basis prohibited by law in recruiting, hiring, placement, promotion, or any other condition of employment.

All Company people, employees, customers, suppliers and others must be treated with respect and dignity.

4.4	Sexual and Other Forms of Harassment

Company policy strictly prohibits any form of harassment in the workplace, including sexual harassment. The Company will take prompt and appropriate action to prevent and, where necessary, discipline behavior that violates this policy.

Sexual harassment consists of unwelcome sexual advances, requests for sexual favors and other verbal or physical conduct of a sexual nature when:

•	submission to such conduct is made a term or condition of employment;

•	submission to or rejection of such conduct is used as a basis for employment decisions; or

•	such conduct has the purpose or effect of unreasonably interfering with an individual’s work performance or creating an intimidating, offensive or hostile work environment.

Forms of sexual harassment include, but are not limited to, the following:

•	verbal harassment, such as unwelcome comments, jokes or slurs of a sexual nature;

•	physical harassment, such as unnecessary or offensive touching, or impeding or blocking movement; and

•	visual harassment, such as derogatory or offensive posters, cards, cartoons, graffiti, drawings or gestures.

4.5	Other Forms of Harassment

Harassment on the basis of other characteristics is also strictly prohibited. Under this policy, harassment is verbal or physical conduct that degrades or shows hostility or hatred toward an individual because of his or her race, gender, color, national origin, sexual orientation, citizenship, religion, marital status, age, mental or physical handicap or disability, veteran status or any other characteristic protected by law, which:

•	has the purpose or effect of creating an intimidating, hostile, or offensive work environment;

•	has the purpose or effect of unreasonably interfering with an individual’s work performance; or

•	otherwise adversely affects an individual’s employment.

Harassing conduct includes, but is not limited to, the following: epithets; slurs; negative stereotyping; threatening, intimidating or hostile acts; and written or graphic material that ridicules or shows hostility or aversion to an individual or group and that is posted on Company premises or circulated in the workplace.

4.6	Reporting Responsibilities and Procedures

Harassment of any kind should be promptly reported to the General Counsel. The harassed persons may also wish to confront the offender and state that the conduct is unacceptable and must stop. Complaints of harassment, abuse or discrimination will be investigated promptly and thoroughly and will be kept confidential to the extent possible. The Company will not in any way retaliate against any employee for making a good faith complaint or report of harassment or participating in the investigation of such a complaint or report.

The Company encourages the prompt reporting of all incidents of harassment, regardless of the offender’s identity and relationship to the Company. This procedure should also be followed for dealings with non-employees who have engaged in prohibited conduct. Supervisors must promptly report all complaints of harassment to the General Counsel.

Any employee who is found to be responsible for harassment, or for retaliating against any individual for reporting a claim of harassment or cooperating in an investigation, will be subject to disciplinary action, up to and include discharge.

Regardless of legal definitions, the Company expects employees to interact with each other in a professional and respectful manner.

4.7	Safety in the Workplace

The safety and security of employees is of primary importance. All employees, officers and directors are responsible for maintaining the Company’s facilities free from recognized hazards and obeying all Company safety rules. Working conditions should be maintained in a clean and orderly state to encourage efficient operations and promote good safety practices.

Weapons and Workplace Violence No employees, officers or directors may bring firearms, explosives, incendiary devices or any other weapons into the workplace or any work-related setting, regardless of whether or not they are licensed to carry such weapons. Similarly, the Company will not tolerate any level of violence in the workplace or in any work-related setting. Violations of this policy must be referred to a supervisor, manager or the human resources department of the Company immediately. Threats or assaults that require immediate attention should be reported to the police.

Drugs and Alcohol The Company intends to maintain a drug-free work environment. Except at approved Company functions, employees, officers and directors may not use, possess or be under the influence of alcohol on Company premises. Employees, officers and directors cannot use, sell, attempt to use or sell, purchase, possess or be under the influence of any illegal drug on Company premises or while performing Company business on or off the premises.

5.	INTERACTING WITH GOVERNMENT

5.1	Prohibition on Gifts to Government Officials and Employees

The branches and levels of governments of various jurisdictions have different laws restricting gifts, including meals, entertainment, transportation and lodging, that may be provided to government officials and government employees. Employees, officers and directors are prohibited from providing gifts, meals or anything of value to government officials or employees or members of their families without prior written approval from General Counsel and/or the compliance officer of the Company (the “Compliance Officer”).

5.2	Political Contributions and Activities

Laws of certain jurisdictions prohibit the use of Company funds, assets, services or facilities on behalf of a political party or candidate. Payments of Company funds to any political party, candidate or campaign may be made only if permitted under applicable law and approved in writing and in advance by General Counsel and/or the Compliance Officer. Indirect political contributions or payments of political contributions through third parties (such as suppliers or consultants) in the name of the Company are not permitted, unless permitted under applicable law and approved in writing and in advance by General Counsel and/or the Compliance Officer.

The work time of an employee, officer or director may be considered the equivalent of a contribution by the Company, and as such, employees, officers and directors will not be paid by the Company for any time spent running for public office, serving as an elected official, or campaigning for a political candidate. The Company will not compensate or reimburse an employee, officer or director, in any form, for a political contribution made or intended to be made.

Employees, officers and directors may make personal contributions, but they must avoid any appearance that the contribution is made with Company funds or on behalf of the Company. Personal political contributions will not be reimbursed by the Company.

5.3	Lobbying Activities

Laws of some jurisdictions require registration and reporting by anyone who engages in a lobbying activity. Generally, lobbying includes: (1) communicating with any member or employee of a legislative branch of government for the purpose of influencing legislation; (2) communicating with certain government officials for the purpose of influencing government action; or (3) engaging in research or other activities to support or prepare for such communication. Employees, directors and officers must notify the Legal Department before engaging in any activity on behalf of the Company that might be considered “lobbying” as described above.

5.4	Bribery of Foreign Officials

The Company strictly prohibits giving or promising, directly or indirectly, anything of value to any employee or official of a government (including state-owned companies) or a political party, candidate for office, or to any person performing public duties or state functions, anywhere in the world, in order to obtain or retain business or to secure an improper advantage (including the failure by such individual to perform his/her official duty), the purpose of which is to obtain favored treatment with respect to any aspect of the Company’s business. Under no circumstance is it acceptable for any employee, officer or director to offer, give, solicit or receive any form of bribe, kickback, payoff, or inducement.

As a company listed in the United States, the Company is subject to the Foreign Corrupt Practices Act, which makes it illegal for the Company to offer, pay, give, promise or authorize the payment of any money or of anything of value, directly or indirectly, to any foreign government official or employee, foreign political party or candidate for foreign political office for the purpose of obtaining or retaining business or to secure an improper advantage, and comparable laws in other countries. Under the Foreign Corrupt Practices Act, improper payments are defined expansively to include payments, both direct and indirect (for example through agents or contactors); gifts; entertainment; and certain travel expenses. Although written local law may permit gift-giving or the payment of entertainment expenses, the General Counsel and/or the Compliance Officer must approve in advance any such payments. Although the anti-bribery laws permit in narrow circumstances small “facilitation” payments to expedite the routine performance of legitimate duties, this area is not always clear, and the situation must be discussed with the General Counsel and/or the Compliance Officer prior to any action being taken. Any question as to whether a gift or payment would be considered improper under the Company’s guidelines or national or foreign laws must be discussed with the General Counsel and/or the Compliance Officer.

6.	IMPLEMENTATION OF THE CODE

Each employee, officer and director is responsible compliance with the Code. Copies of this Code are available from the Legal Department. A statement of compliance with the Code must be signed by all officers, directors and employees on an annual basis. If there are any questions regarding any of the policies discussed in this Code or if the best course of action is unclear, guidance should be sought from supervisors, managers, or the other resources identified in this Code.

6.1	Reporting Violations

Each employee, officer and director is responsible for promptly reporting to the Company any circumstances that such person believes in good faith may constitute a violation of this Code, or any other Company policy, or applicable law, regulations and rules.

Any complaint regarding accounting, internal accounting controls or auditing matters (including confidential complaints) should be reported to the Audit Committee by contacting Ms. Fang Ye. Employees, officers and directors may make a confidential report by:

•	Sending an e-mail to a designated email address;

•	Sending a letter to Ms. Fang Ye at No.818 Hua Yuan Street Liandu District, Lishui City, Zhejiang Province, 323000, People’s Republic of China.

No retribution against any individual who reports violations of this Code in good faith will be permitted, and mechanisms for reporting in a confidential manner are noted above. Every effort will be made to investigate confidential reports within the confines of the limits on information or disclosure such reports entail.

While self-reporting a violation will not excuse the violation itself, the extent and promptness of such reporting will be considered in determining any appropriate sanction, including dismissal. The Company will investigate any matter which is reported and will take any appropriate corrective action.

6.2	Investigations of Suspected Violations

All reported violations will be promptly and thoroughly investigated and treated confidentially to the extent reasonably possible. It is imperative that reporting persons not conduct their own preliminary investigations. Investigations of alleged violations may involve complex legal issues. Employees, officers and directors are encouraged not to act on their own as that action may compromise the integrity of an investigation and lead to adverse consequences.

6.3	Subpoenas and Government Investigations

As a general matter, it is the Company’s policy to cooperate in any government investigations and inquiries. All subpoenas, information document requests, or other inquiries should be referred immediately to the General Counsel.

6.4	Discipline for Violations

The Company intends to use every reasonable effort to prevent the occurrence of conduct not in compliance with its Code and to halt any such conduct that may occur as soon as reasonably possible after its discovery. Subject to applicable law and agreements, Company personnel who violate this Code and other Company policies and procedures may be subject to disciplinary action, up to and including discharge.

6.5	Waivers of the Code

The Company will waive application of the policies set forth in this Code only where circumstances warrant granting a waiver. Waivers of the Code for directors and executive officers may be made only by the Board as a whole or the Audit Committee and must be promptly disclosed as required by law or regulation. Any waiver given shall not constitute a waiver for future purposes or bind the Company to give any such waiver in the future.

6.6	No Rights Created

This Code is a statement of the fundamental principles and key policies and procedures that govern the conduct of the Company’s business. It is not intended to and does not create any obligations to or rights in any employee, director, officer, client, supplier, competitor, shareholder or any other person or entity.

ACKNOWLEDGMENT FORM

I have received and read the Code of Business Conduct and Ethics (the “Code”), and I understand its contents. I agree to comply fully with the standards, policies and procedures contained in the Code and Lixiang Education Holding Co., Ltd.’s related policies and procedures. I understand that I have an obligation to report to human resources department, the general counsel or the compliance officer any suspected violations of the Code that I am aware of. I acknowledge that the Code is a statement of policies for business conduct and does not, in any way, constitute an employment contract or an assurance of continued employment.

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